Exhibit 99.1

Contact:	Mike Cockrell Treasurer & Chief Financial Officer (601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FIRST QUARTER OF FISCAL 2018

LAUREL, Miss. (February 21, 2018) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the first quarter of fiscal 2018.

Net sales for the first quarter of fiscal 2018 were $771.9 million compared with $688.3 million for the same period a year ago. The Company reported net income of $51.2 million, or $2.24 per share, for the quarter compared with net income of $24.0 million, or $1.06 per share, for the first quarter of fiscal 2017.

As a result of the Company’s adoption of Accounting Standards Update 2016-09, Improvements to Employee Share-Based Payment Accounting, during the third quarter of fiscal 2017, the income tax expense on the statement of operations for the three months ended January 31, 2017, is $852,000 less than the amount originally reported in the Company’s financial statements for the first quarter of fiscal 2017. In turn, adoption increased the Company’s net income by $852,000, or $0.04 per share, from what was originally reported.

Net income for the quarter reflects a one-time non-cash tax benefit of $37.5 million as a result of an adjustment to the Company’s deferred income tax liability to reflect a lower tax rate resulting from the recent federal tax reform legislation.

“Our results for the first quarter reflect higher market prices for dark meat products sold from our big bird deboning plants compared with last year’s first quarter, offset by lower white meat prices,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Poultry market prices for tray pack products sold to retail grocery store customers were higher when compared with the same period a year ago and continued to reflect a healthy supply and demand balance in that customer market. On the other hand, the overall food service market remains weak. Traffic numbers through legacy food service chains continue to trend lower, and market prices for boneless breast meat reflect that weakness. Demand and prices for jumbo wings weakened counter seasonally during the quarter, and market prices were lower by nine percent when compared to last year’s first quarter.”

According to Sanderson, overall market prices for poultry products were lower during the first quarter compared with the same period last year. Compared with the first fiscal quarter of 2017, the average prices of the Company’s retail tray pack products were approximately 2.1 percent higher, boneless breast meat prices were approximately 2.8 percent lower, bulk leg quarters increased by approximately 15.9 percent, and jumbo wing prices were lower by 9.0 percent. The Company’s average feed cost per pound of poultry products processed decreased

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Sanderson Farms Reports Results for First Quarter of Fiscal 2018

February 21, 2018

approximately one half cent per pound, or 1.9 percent, compared with the first quarter of fiscal 2017, and prices paid during the quarter for corn and soybean meal, the Company’s primary feed ingredients, increased 1.0 percent and decreased 3.5 percent, respectively, compared with the first quarter of fiscal 2017.

“Record corn and soybean crops harvested in the United States last fall contributed to healthy soybean and corn balance tables heading into the 2018 planting season,” added Sanderson. “Strong export demand and weather challenges for the Argentine crops, however, have supported higher prices for both corn and soybeans despite ample supplies of both grains.

“Construction at our new Tyler, Texas, complex began in the fall of 2017 and continues on schedule to open in the first calendar quarter of 2019. We reached near full production at the Company’s St. Pauls, North Carolina, plant in January and will move to full production in April,” added Sanderson.

Sanderson Farms will hold a conference call to discuss this press release tomorrow, February 22, 2018, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an internet replay will be available shortly after the call and continue through March 21, 2018. Those who would like to participate in the call can do so by dialing 888-339-3513; confirmation code 8580523.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh, frozen and minimally prepared chicken. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2017, the Company’s subsequent reports on Form 10Q, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market value as required by generally accepted accounting principles.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2018

February 21, 2018

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could affect the supply and price of feed grains.

(12) Failure to respond to changing consumer preferences and negative or competitive media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

(14) Unfavorable results from currently pending litigation and proceedings, or litigation and proceedings that could arise in the future.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of the Company. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes,” “estimates,” “plans,” “expects,” “should,” “could,” “outlook,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings, grain prices, supply and demand factors, growth plans and other industry conditions.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2018

February 21, 2018

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended January 31,
	2018	2017
Net sales	$771,948	$688,346
Cost and expenses:
Cost of sales	702,101	606,391
Selling, general and administrative	52,575	46,070

	754,676	652,461

Operating income	17,272	35,885
Other income (expense):
Interest income	419	195
Interest expense	(523)	(432)
Other	2	2

	(102)	(235)

Income before income taxes	17,170	35,650
Income tax expense (benefit)	(34,036)	11,625

Net income	$51,206	$24,025

Earnings per share:
Basic	$2.24	$1.06

Diluted	$2.24	$1.06

Dividends per share	$0.32	$0.24

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Sanderson Farms Reports Results for First Quarter of Fiscal 2018

February 21, 2018

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	January 31, 2018	October 31, 2017
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$388,896	$419,285
Accounts receivable, net	134,045	138,868
Inventories	253,081	252,765
Prepaid expenses and other current assets	43,497	38,620

Total current assets	819,519	849,538
Property, plant and equipment	1,700,092	1,657,084
Less accumulated depreciation	(804,382)	(780,276)

	895,710	876,808
Other assets	6,995	6,897

Total assets	$1,722,224	$1,733,243

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$104,990	$90,904
Dividends payable	7,305	—
Accrued expenses	56,606	101,168
Accrued income taxes	6,649	6,649

Total current liabilities	175,550	198,721
Claims payable and other liabilities	10,481	9,762
Deferred income taxes	57,862	91,898
Commitments and contingencies
Stockholders’ equity:
Common Stock	22,829	22,803
Paid-in capital	136,541	134,999
Retained earnings	1,318,961	1,275,060

Total stockholders’ equity	1,478,331	1,432,862

Total liabilities and stockholders’ equity	$1,722,224	$1,733,243

(1)	The Condensed Consolidated Balance Sheet at October 31, 2017, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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